Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Third Quarter 2007 Operating Results

COSTA MESA, Calif., November 2, 2007 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the third quarter and nine months ended September 30, 2007.

Overview

During the third quarter ended September 30, 2007, the Company’s net income totaled $1.4 million, or $0.13 per diluted share, as compared to $1.7 million, or $0.16 per diluted share, in the same quarter of 2006, a decline of $271,000. This decline was primarily attributable to a $603,000 increase in non-interest expense, which included an accelerated non-cash charge of $443,000 that was attributable to the redemption of $10.3 million of Junior Subordinated Debentures in this year’s third quarter. That charge represented the recognition of costs incurred in connection with the issuance of those Debentures which, until that redemption, were being amortized over the original 30 year term of those Debentures.

For the nine months ended September 30, 2007, income from continuing operations and net income each totaled $4.6 million, or $0.42 per diluted share, as compared to income from continuing operations of $5.3 million, or $0.50 per diluted share, in the same nine months of 2006. Net income in the nine months ended September 30, 2006 totaled $5.1 million, or $0.48 per diluted share, as a result of a loss of $189,000, or $0.02 per diluted share, incurred by our discontinued operations, which consisted of our retail securities brokerage business which we sold in the second quarter of 2006. By contrast, we had no discontinued operations in either the three or nine month periods ended September 30, 2007. The decline in income from continuing operations in the nine months ended September 30, 2007 was primarily attributable to (i) a decline in net interest income of $708,000, or 2.9%, and (ii) a $739,000 increase in non-interest expense, which included a $443,000 charge for the accelerated recognition of debt issuance costs resulting from the aforementioned redemption of $10.3 million of Junior Subordinated Debentures during the third quarter of 2007.

“The result of changing the mix in our loan portfolio, which we began in the second quarter of 2006, was reflected in the balance sheet as of September 30, 2007,” said Raymond E. Dellerba, President and Chief Executive Officer. “Our commercial loans and owner occupied commercial real estate loans have increased by $45 million, or 22%, and $43 million, or 37%, respectively; while we have reduced residential mortgage loans by $20 million or 11%, in order to reduce our exposure to the current problems in the residential mortgage market,” continued Mr. Dellerba. “Our commercial loans and owner occupied commercial real estate loans now represent 34% and 21%, respectively, of our loan portfolio as of September 30, 2007, up from 29% and 16%, respectively, as of September 30, 2006.”

Mr. Dellerba added that Pacific Mercantile Bank would continue to aggressively compete in the market place for deposits by introducing new deposit products designed to attract additional deposits from consumers. Mr. Dellerba advised that customers interested in these new deposit products should call the Bank’s financial centers, the phone numbers for which can be found on the Bank’s website at pmbank.com.

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PMBC Earnings Release

November 2, 2007

Results of Continuing Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, increased in the third quarter of 2007 by $98,000, or 1%, to $8.1 million from $8.0 million in the third quarter of the prior year, due to an increase in interest income of $1.4 million, or 9%, which more than offset an increase of $1.3 million, or 16%, in interest expense in this year’s third quarter.

In the nine months ended September 30, 2007, interest income increased by $6.2 million or 13%, as compared to the same nine months of 2006. However, interest expense during the first nine months of this year increased by $6.9 million, or 31%, as compared to the same nine months of 2006. As a result, net interest income decreased by $708,000, or 3% to $23.7 million in the nine months ended September 30, 2007 from $24.4 million in the same nine months of 2006.

The increases in interest income in both the quarter and nine months ended September 30, 2007 were primarily attributable to increases in the volume of outstanding loans. The increases in interest expense in both those periods were primarily attributable to increases in the volume of interest-bearing deposits and in interest rates paid on deposits as a consequence of increased competition for deposits.

Our net interest margin declined by 23 basis points to 2.94% in the quarter ended September 30, 2007, from 3.17% in the same quarter of 2006, and by 37 basis points to 2.97% in the nine months ended September 30, 2007 from 3.34% in the same nine months of 2006.

“Over the last twelve months we improved the Company’s liquidity to be strategically positioned for changes in the capital markets in keeping with sound asset/liability policies. This has affected our net interest margin as we increased our percentage of federal funds sold to total assets in a lower interest rate environment,” said Nancy A. Gray, Executive Vice President and Chief Financial Officer. “We continue to manage the Company’s liquidity by using safe and sound banking practices in a changing economic environment,” added Ms. Gray. “As a result of the early redemption of $10.3 million of Junior Subordinated Debentures, the Company will realize interest savings in the future periods, which will have a positive impact on our net interest margin going forward,” Ms. Gray continued.

Non-interest Income. Non-interest income declined by $20,000 or 5%, to $369,000 in the third quarter of 2007, from $389,000 for the same period in 2006. In the nine months ended September 30, 2007 non-interest income increased by $43,000, or 4% to $1.04 million from $993,000 in 2006, due in part to an increase of $33,000, or 6%, in service charges collected on deposit accounts.

Non-interest Expense. Non-interest expense increased by $603,000, or 12%, in the quarter ended September 30, 2007 and by $739,000, or 5%, in the nine months ended September 30, 2007, in each case, as compared to the respective corresponding period of 2006. Those increases were, for the most part, attributable to (i) the early redemption of $10.3 million of Junior Subordinated Debentures in this year’s third quarter, as a result of which we recognized an accelerated non-cash charge of $443,000, representing debt issuance costs that we had formerly been amortizing over the 30 year term of those Debentures, and (ii) increases of $144,000 and $343,000, respectively, in Federal Deposit Insurance assessments on federally insured banking institutions that were attributable to a change in assessment formulas mandated by the Federal Deposit Insurance Reform Act of 2005. As a result of the increase in non-interest expense in the third quarter of 2007, our efficiency ratio (non-interest expense as a percentage of total revenues from continuing operations) for that quarter increased to 69%, from 63% in the same quarter in 2006. For the nine months ended September 30, 2007, our efficiency ratio increased to 66%, from 61% in the same nine months of 2006, as a result of the combination of the decrease in net interest income and the increase in non-interest expense in the nine months ended September 30, 2007.

Provision for Income Taxes. Our effective tax rates for the three and nine month periods ended September 30, 2007 decreased to 37.7% and 38.8%, respectively, from 40.3% and 40.5%, respectively, for the respective corresponding periods of 2006, partially related to the increase in tax free investments. As a result of the declines in pre-tax income in the three and nine months ended September 30, 2007, the provisions that we made for income taxes decreased by $284,000, or 25%, and by $730,000, or 20%, in the three and nine month periods ended September 30, 2007, respectively, as compared to their respective corresponding periods of 2006.

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PMBC Earnings Release

November 2, 2007

Discontinued Operations. As previously reported, in the second quarter of 2006 we sold our securities brokerage business and, accordingly, for financial reporting purposes that business was classified as discontinued operations in 2006. Since we were able to sell that business in the second quarter of 2006, those discontinued operations had no financial impact on our operating results in the three months ended September 30, 2007 and will not have any financial impact on our operating results during the fourth quarter of 2007. However, those discontinued operations incurred a loss of $189,000, or $0.02 per share, in the first six months of 2006, which is reflected in the results of operations for the nine months ended September 30, 2006.

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans (net of the allowance for loan losses) increased by $33 million, or 5%, to $739 million at September 30, 2007, from $706 million at September 30, 2006. Fed funds sold increased by $31 million to $90 million at September 30, 2007, from $59 million at September 30, 2006. Those increases in loans and fed funds sold, which were funded primarily by a $73 million increase in deposits, contributed to an 8% increase in total assets to $1.128 billion at September 30, 2007, from $1.044 billion one year earlier.

Deposits and Other Interest Bearing Liabilities. Deposits also increased, growing by $73 million, or 10%, to $777 million at September 30, 2007, from $704 million at September 30, 2006, primarily as a result of (i) a $49 million, or 14%, increase in time deposits to $398 million at September 30, 2007, from $349 million at September 30, 2006, and (ii) a $19 million, or 10%, increase in non-interest bearing deposits to $205 million at September 30, 2007, from $186 million at September 30, 2006. That increase in deposits was primarily the result of a deposit marketing campaign that we began in the fourth quarter of 2005 primarily to generate additional funds to grow our loan volume.

Due primarily to the increase in time deposits, we were able to reduce, by $19 million, other interest bearing liabilities, consisting primarily of Federal Home Loan Bank borrowings that were used to fund increases in loans and other earning assets and to manage interest rate risk.

Non-Performing Loans and Allowance for Loan Losses. Loans classified as non-performing, 90 days past due or impaired, totaled $6.2 million, or 0.83% of total loans outstanding, at September 30, 2007, as compared to $781,000, or 0.11% of total loans outstanding, at September 30, 2006. We had no restructured loans at September 30, 2007 or 2006. The allowance for loan losses totaled $5.6 million, or 0.75% of loans outstanding, at September 30, 2007, as compared to $5.9 million and 0.82%, respectively, at September 30, 2006. That decrease in the allowance for loan losses was the result of charging off loans that had been identified and reserved for in prior periods.

Ms. Gray commented, “The increase in non-performing loans at September 30, 2007, as compared to September 30, 2006, is comprised primarily of commercial loans aggregating $3.2 million, and residential real estate mortgage loans aggregating $2.3 million. However, we believe that all of the non-performing loans are well-collateralized and/or with adequate reserves in place.”

Redemption of Subordinated Debentures. Using available cash, during the third quarter of 2007 the Company exercised its rights to redeem, at par, an aggregate of $10,310,000 principal amount of its outstanding Junior Subordinated Debentures. As described above, the Company recognized an accelerated non-cash charge of $443,000, representing costs incurred in connection with the issuance of those Debentures which, prior to the exercise of the redemption rights, were being amortized over the 30 year term of those Debentures. As a result of the redemption of those Debentures, the remaining aggregate principal amount of the Company’s outstanding Junior Subordinated Debentures totaled $17.5 million at September 30, 2007, down from the $27.8 million principal amount that had been outstanding at September 30, 2006.

The Company continued to be classified as “well-capitalized” under applicable regulatory capital adequacy after giving effect to the redemptions of the Junior Subordinated Debentures.

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PMBC Earnings Release

November 2, 2007

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four of which are located in Orange County, two of which are located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two financial centers in Los Angeles County are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to, the following:

•

Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits.

•

Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

•

Changes in Federal Reserve Board monetary policies which directly affect prevailing market rates of interest and, therefore, could cause increases in our costs of funds and affect the willingness or ability of customers to borrow money, or decreases in interest rates we are able to charge on the loans we make, any of which could result in reductions in our net interest income and in our net income.

•	The risk that declines in real property values in Southern California would result in deterioration in the performance of our loan portfolio or a reduction in loan demand.

•

The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risks that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

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PMBC Earnings Release

November 2, 2007

•	Increased government regulation which could increase the costs of our operations or make us less competitive, particularly with financial service businesses which are not subject to bank regulations.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission. Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Earnings Release

November 2, 2007

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007	2006	Percent Change	2007	2006	Percent Change
Total interest income	$18,057	$16,604	8.8%	$53,109	$46,882	13.3%
Total interest expense	9,964	8,609	15.7%	29,399	22,464	30.9%

Net interest income	8,093	7,995	1.2%	23,710	24,418	(2.9)%
Provision for loan losses	300	270	11.1%	925	830	11.4%

Net interest income after provision for loan losses	7,793	7,725	0.9%	22,785	23,588	(3.4)%
Non-interest income
Service charges & fees on deposits	190	174	9.2%	575	542	6.1%
Other non-interest income	179	215	(16.7)%	461	451	2.2%

Total non-interest income	369	389	(5.1)%	1,036	993	4.3%
Non-interest expense
Salaries & employee benefits	2,919	2,894	0.9%	8,694	8,635	0.7%
Occupancy and equipment	670	670	0	2,036	1,926	5.7%
Amortization of debt issuance costs	457	14	N/M	486	43	N/M
Other non-interest expense	1,818	1,683	8.0%	5,141	5,014	2.5%

Total non-interest expense	5,864	5,261	11.5%	16,357	15,618	4.7%

Income before income taxes	2,298	2,853	(19.5)%	7,464	8,963	(16.7)%
Income tax expense	867	1,151	(24.7)%	2,896	3,626	(20.1)%

Income from continuing operations net of taxes	1,431	1,702	(15.9)%	4,568	5,337	(14.4)%
(Loss) from discontinued operations, net of taxes	0	0	N/A	0	(189)	N/M

Net Income	$1,431	$1,702	(15.9)%	$4,568	$5,148	(11.3)%

Net income(loss) per basic share:
Income from continuing operations	$0.14	$0.17		$0.44	$0.52
Income (loss) from discontinued operations	$0.00	$0.00		$0.00	$(0.02)

Net Income	$0.14	$0.17		$0.44	$0.50

Net income(loss) per diluted share:

Income from continuing operations	$0.13	$0.16		$0.42	$0.50

Income (loss) from discontinued operations	$0.00	$0.00		$0.00	$(0.02)
Net Income	$0.13	$0.16		$0.42	$0.48
Weighted average shares outstanding (in thousands)
Basic	10,524	10,294		10,449	10,249
Diluted	10,906	10,762		10,868	10,766
Ratios from continuing operations(1)
ROA	0.51%	0.66%		0.56%	0.71%
ROE	6.13%	7.87%		6.71%	8.41%
Efficiency ratio	69.30%	62.75%		66.10%	61.46%
Net interest margin(1)	2.94%	3.17%		2.97%	3.34%

(1)	Ratios and net interest margin for the three and nine month periods ended September 30, 2007 and 2006 have been annualized.

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PMBC Earnings Release

November 2, 2007

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	September 30,		Percent Increase/(Decrease)
	2007	2006
ASSETS
Cash and due from banks	$16,775	$16,017	4.7%
Fed funds sold	89,785	58,800	52.7%
Interest bearing deposits	198	198	0.0%
Investments	263,143	244,762	7.5%
Loans (net of allowance of $5,556 and $5,869, respectively)	739,202	705,764	4.7%
Investment in unconsolidated trust subsidiaries	682	837	(18.5)%
Other assets	18,425	17,300	6.5%

Total Assets	$1,128,210	$1,043,678	8.1%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$205,274	$186,275	10.2%
Interest bearing deposits
Interest checking	24,488	21,960	11.5%
Savings/money market	149,685	146,386	2.3%
Certificates of deposit	397,839	349,432	13.9%

Total interest bearing deposits	572,012	517,778	10.5%

Total deposits	777,286	704,053	10.4%
Other borrowings	201,404	220,116	(8.5)%
Other liabilities	37,578	6,086	517.5%
Junior subordinated debentures	17,527	27,837	(37.0)%

Total liabilities	1,033,795	958,092	7.9%
Shareholders’ equity	94,415	85,586	10.3%

Total Liabilities and Shareholders’ Equity	$1,128,210	$1,043,678	8.1%

Tangible book value per share(1)	$9.20	$8.63

Shares outstanding	10,505,899	10,298,364

(1)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Nine Months Ended September 30,
Average Balances (dollars in thousands)	2007	2006
Average gross loans (*)	$739,797	$691,284
Average earning assets	$1,065,742	$975,700
Average assets	$1,093,774	$1,007,986
Average equity	$91,059	$84,803
Average interest bearing deposits	$571,969	$441,215

(*)Excludes	loans held for sale and allowance for loan loss (ALL).

	At September 30,
Credit Quality Data (dollars in thousands)	2007	2006
Total non-performing assets	$6,174	$781
Net charge-offs year-to-date	$1,298	$87
90-day past due loans	$5,642	$324
Allowance for loan losses	$5,556	$5,869
Allowance for loan losses /gross loans (excl. loans held for sale)	0.75%	0.82%
Allowance for loan losses /total assets	0.49%	0.56%

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